As filed with the Securities and Exchange Commission on March 30, 2007

Investment Company Act File No. 811-21538

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM N-1A

REGISTRATION STATEMENT UNDER THE

INVESTMENT COMPANY ACT OF 1940	☒

Amendment No. 4

(Check appropriate box or boxes)

MASTER COMMODITY STRATEGIES TRUST

(Exact Name Of Registrant As Specified In Charter)

800 Scudders Mill Road

Plainsboro, New Jersey 08536

(Address of Principal Executive Offices)

(800) 441-7762

(Registrant’s Telephone Number, Including Area Code:)

Robert C. Doll, Jr.

Master Commodity Strategies Trust

P.O. Box 9011

Princeton, New Jersey 08543-9011

(Name and Address of Agent for Service)

Copies to:

Counsel for the Trust:
Willkie Farr & Gallagher LLP
787 Seventh Avenue	BlackRock Advisors, LLC
New York, New York 10019-6099	100 Bellevue Parkway
Attention: Joel H. Goldberg, Esq.	Wilmington, Delaware 19809

EXPLANATORY NOTE

This Registration Statement has been filed by the Registrant pursuant to Section 8(b) of the Investment Company Act of 1940, as amended (the “Investment Company Act”). However, beneficial interests in the Registrant are not being registered under the Securities Act of 1933, as amended (the “1933 Act”), because such interests will be issued solely in private placement transactions that do not involve any “public offering” within the meaning of Section 4(2) of the 1933 Act. Investments in the Registrant may be made only by a limited number of institutional investors, including investment companies, common or commingled trust funds, group trusts and certain other “accredited investors” within the meaning of Regulation D under the 1933 Act. This Registration Statement does not constitute an offer to sell, or the solicitation of an offer to buy, any beneficial interests in the Registrant.

This Registration Statement has been prepared as a single document consisting of Parts A, B and C, none of which is to be used or distributed as a stand alone document.

Master Commodity Strategies Trust (the “Trust”) is part of a master-feeder structure. Part A of this Registration Statement should be read in conjunction with Post-Effective Amendment No. 5 of the Registration Statement on Form N-1A (Securities Act File No. 333-111815 and Investment Company Act File No. 811-21486) of BlackRock Commodity Strategies Fund (“BlackRock Commodity Strategies” or the “Fund”), as filed with the Securities and Exchange Commission (the “Commission”) dated March 30, 2007, and as may be amended from time to time (the “BlackRock Commodity Strategies Registration Statement”). The Fund, BlackRock Commodity Linked Fund, a Cayman Islands registered mutual fund, and any other feeder fund that may invest in the Trust are referred to herein as “Feeder Funds.”

The Trust is an open-end management investment company that was organized on February 18, 2004 as a statutory trust under the laws of the State of Delaware. BlackRock Advisors, LLC (the “Manager”) manages the Trust’s investments subject to the oversight of the Board of Trustees of the Trust. The Manager is a wholly owned subsidiary of BlackRock, Inc. (“BlackRock”). On September 29, 2006, BlackRock consummated a transaction with Merrill Lynch & Co., Inc. (“ML & Co.”) whereby ML & Co.’s investment management business combined with that of BlackRock to create a new independent company that is one of the world’s largest asset management firms with over $1 trillion in assets under management.

i

PART A

March 30, 2007

MASTER COMMODITY STRATEGIES TRUST

Responses to items 1, 2, 3 and 8 have been omitted pursuant to Paragraph 2(b) of Instruction B of the general instructions to Form N-1A.

Item 4.    Investment Objectives, Principal Investment Strategies, and Related Risks.

(a)  Investment Objectives

The Trust’s investment objective is to seek positive long term total return.

(b)  Implementation of Investment Objectives

Outlined below are the main strategies the Trust uses in seeking to achieve its objective.

The Trust seeks to achieve its investment objective by investing primarily in commodity-linked derivative instruments, and U.S. Government securities and other debt obligations. The securities the Trust may invest in include, but are not limited to: (i) U.S. Government and U.S. Government agency securities; (ii) U.S. Government agency and non-agency mortgage-backed securities backed by loans secured by residential, multifamily and commercial properties including, but not limited to pass-throughs, collateralized mortgage obligations, real estate mortgage investment conduits, small to medium sized businesses, project loans, construction loans, and adjustable rate mortgages; (iii) obligations of non-U.S. governments and supranational organizations; (iv) obligations of U.S. and non-U.S. corporations; (v) asset-backed securities; (vi) municipal bonds; and (vii) certain short-term investments and financing arrangements including time deposits, Eurodollar deposits, commercial paper, bankers acceptances, repurchase and reverse repurchase agreements collateralized by eligible investments. The Trust may invest in non-dollar securities on a currency hedged or unhedged basis. The Trust may use futures, options and/or swap agreements for purposes of managing duration, yield curve and sector risk and as a substitute for cash securities. The Trust may purchase private placement or Rule 144A securities including issues in the corporate, mortgage and asset-backed sectors.

The Trust seeks to provide exposure to the investment returns of real assets that trade in the commodity markets primarily through investments in hybrid instruments, including leveraged or unleveraged commodity index-linked notes, which are derivative debt instruments with principal and/or coupon payments linked to the value of commodities, commodity futures contracts or the performance of commodity indices. These notes are sometimes referred to as “structured notes” because the terms of the notes may be structured by the issuer and the purchaser of the note. The value of these notes will rise or fall in response to changes in the underlying commodity or related index of investment. Assets not invested in commodity linked derivative instruments may be invested in short duration securities and other fixed income securities, as well as futures contracts and related options, swap agreements and forward contracts.

The Trust seeks to provide exposure to the investment returns of real assets that trade in the commodity markets through investment in commodity-linked derivative instruments, which are designed to provide this exposure without direct investment in physical commodities or commodities futures contracts. Real assets are assets such as oil, gas, industrial and precious metals, livestock, and agricultural or meat products, or other items that have tangible properties, as compared to stocks or bonds, which are financial instruments.

Hybrid instruments.    The Trust may invest all of its assets in hybrid instruments, including structured notes and commodity-linked notes, whose predominant characteristics are those of securities, and thus, unlike futures contracts and options on future contracts, are excluded from regulation under the Commodity Exchange Act and its rules. The principal and/or interest payments on these hybrid instruments are linked to the value of commodities, commodity futures contracts, or the performance of one or more indices or other readily measurable economic variable. Various issuers—typically banks, brokerage firms, insurance companies or other companies—design and structure these hybrid instruments with Trust management consistent with the Trust’s investment strategies. The principal value of the hybrid instruments, and/or the value of the interest that they pay, will rise or fall in response to changes in the values of the underlying commodities, commodity futures contracts, or commodity indices. The hybrid instruments in which the Trust invests are often leveraged instruments. As such, the value of the hybrid instruments may increase or decrease in value more quickly and by greater amounts than the value of the underlying commodities, commodity futures contract, commodities indices or other economic variable. Although these hybrid instruments are primarily debt obligations, they indirectly provide exposure to changes in the value of the underlying commodities. Hybrid instruments are subject to risks associated with debt obligations and risks associated with direct investments in commodities and commodity futures contracts.

Under normal market conditions, the Trust does not expect to invest more than 10% of its total assets in hybrid instruments that do not have any principal protection.

Swap transactions.    Swap agreements are contracts in which one party agrees to make periodic payments based on the change in market value of a specified security, basket of securities, or index or interest rate in return for periodic payments based on a fixed or variable interest rate or change in the market value of a different security, basket of securities, or index.

Sector allocation.    The Trust will allocate approximately 50% of its commodity exposure to the AIG Basis Excess Return Index (the “Basis Index”) and 50% to the AIG Relative Strength Excess Return Index (the “Relative Strength Index”). The Basis Index currently tracks the eight commodities in the Dow Jones-AIG Total Return Commodity Index (the “Commodity Index”) (excluding gold and silver) that show the greatest difference (spread) between the prices of the futures contracts related to such commodities that are nearest to maturity and the futures contracts related to the same commodities that are the second nearest to maturity based on a proprietary calculation methodology. The Relative Strength Index currently tracks the nine commodities in the Commodity Index that demonstrated the greatest returns over the preceding 12-month period based on a proprietary calculation methodology.

The average portfolio duration of the fixed income portion of the Trust’s portfolio is expected to be between -2 and +2 years relative to the Commodity Index under normal market conditions. The Trust’s fixed income investments will be primarily in fixed rate and floating rate debt securities rated investment grade by one of the nationally recognized statistical rating organization or considered by BlackRock to be of comparable quality. The Trust may also invest in high yield securities (“junk bonds”) rated B or higher by Moody’s Investor Services, Inc. or Standard & Poor’s, or, if unrated, determined by BlackRock be of comparable quality. Money market instruments must be rated A-2 or P-2 or better at the time of purchase. The Trust may, without limitation, seek to obtain market exposure to the securities in which it primarily invests by entering into a series of purchase and sale contracts or by using other investment techniques (such as buy back or dollar rolls).

The Trust expects to allocate its assets between investments in debt obligations and investments in commodity-linked derivative instruments on an ongoing basis depending on Trust management’s views of the returns available from the commodities markets and the fixed income markets.

The Trust is non-diversified, which means that it may invest in a smaller number of issuers than a diversified Fund. The Trust may from time to time invest a significant portion of its assets in a particular sector within the commodities markets. In addition, to the extent that the Trust is deemed to invest in the issuers of its structured notes and commodity-linked notes, it may from time to time invest a significant portion of its assets in the financial services industry.

Other Strategies. In addition to the main strategies discussed above, the Trust may use certain other investment strategies.

The Trust may also invest in inflation-indexed bonds. The Trust may also invest in securities or other instruments of issuers located outside the United States.

The Trust may make short sales of securities either as a hedge against potential declines in the value of a portfolio security or to realize appreciation when a security that the Trust does not own declines in value. The Trust will not make a short sale if, after giving effect to such sale, the market value of all securities sold short exceeds 10% of the value of its total assets. The Trust may also make short sales “against the box” without being subject to such limitations. In this type of short sale, at the time of the sale, the Trust owns or has the immediate and unconditional right to acquire the identical security at no additional cost.

The Trust may also lend its portfolio securities and may invest its uninvested cash balances or collateral received as a result of lending its portfolio securities in affiliated money market funds.

The Trust will normally invest a portion of its investments in short term debt securities and cash or cash equivalents (including repurchase agreements) when Trust management is unable to find attractive commodity-linked or fixed income investments or when Trust management believes it is advisable to reduce exposure to these markets temporarily. Investment in these securities may also be used to meet redemptions. Short term investments may limit the potential for an increase in the value of your shares or for the Trust to achieve its investment objective.

The Trust may invest up to 15% of its net assets in illiquid securities. These Securities, which cannot easily be resold, may include securities for which there is no readily available market. The Trust may also invest in restricted securities, including Rule 144A securities that can be resold to qualified institutional buyers but not to the general public.

(c)  Risks.

This section contains a summary discussion of the general risks of investing in the Trust. As with any fund, there can be no guarantee that the Trust will meet its objective or that the Trust’s performance will be positive for any period of time.

Set forth below are the main risks of investing in the Trust:

Market Risk and Selection Risk—Market risk is the risk that one or more markets in which the Trust invests will go down in value, including the possibility that a market will go down sharply and unpredictably. Selection risk is the risk that the securities or other instruments that Trust management selects will underperform the markets, the relevant indices or the securities selected by other funds with similar investment objectives and investment strategies.

Risk of Commodities Related Investments—Because the Trust invests a substantial portion of its assets in securities related to the commodities markets, it is exposed to the price movements of those markets more than a more broadly diversified mutual fund. In addition, there is the risk that the Trust may perform poorly during a downturn in those markets.

In addition, the returns of the Commodity Index, Basis Index and Relative Strength Index, have at times been and likely will continue to be extremely volatile over relatively short periods depending on the movements in the commodity sectors in which the index may be concentrated at any particular time. Therefore, to the extent the Trust allocates its commodity-linked derivative investments in the same way as the commodity sector weightings of the Commodity Index, Basis Index and Relative Strength Index, the returns on the commodity linked portion of the Trust’s investments may also from time to time be extremely volatile and fluctuate significantly over relatively short periods as well as over the long term.

Credit Risk—Credit risk is the risk that the issuer of a security will be unable to pay the interest or repay the principal when due. Changes in an issuer’s credit rating or the market’s perception of an issuer’s creditworthiness may also affect the value of the Trust’s investment in that issuer. The degree of credit risk depends on both the financial condition of the issuer and the terms of the obligation.

Interest Rate Risk—Interest rate risk is the risk that prices of fixed income securities generally increase when interest rates decline and decrease when interest rates increase. Prices of longer term securities generally change more in response to interest rate changes than prices of shorter term securities. The Trust may lose money if short-term or long-term interest rates rise sharply in a manner not anticipated by Trust management.

Derivatives—The Trust may use derivative instruments to hedge its investments or to seek to enhance returns. Derivatives allow the Trust to increase or decrease its risk exposure more quickly and efficiently than other types of instruments. Derivatives are volatile and involve significant risks, including:

Credit risk—the risk that the counterparty (the party on the other side of the transaction) on a derivative transaction will be unable to honor its financial obligation to the Trust.

Currency risk—the risk that changes in the exchange rate between currencies will adversely affect the value (in U.S. dollar terms) of an investment.

Leverage risk—the risk associated with certain types of investments or trading strategies that relatively small market movements may result in large changes in the value of an investment. Certain investments or trading strategies that involve leverage can result in losses that greatly exceed the amount originally invested.

Liquidity risk—the risk that certain securities may be difficult or impossible to sell at the time that the seller would like or at the price that the seller believes the security is currently worth.

Index risk—if the derivative is linked to the performance of an index, it will be subject to the risks associated with changes in that index. If the index changes, the Trust could receive lower interest payments or experience a reduction in the value of the derivative to below what the Trust paid. Certain indexed securities, including inverse securities (which move in an opposite direction to the index), may create leverage, to the extent that they increase or decrease in value at a rate that is a multiple of the changes in the applicable index.

The Trust may use derivatives for hedging purposes, including anticipatory hedges. Hedging is a strategy in which the Trust uses a derivative to offset the risks associated with other Trust holdings. While hedging can reduce losses, it can also reduce or eliminate gains or cause losses if the market moves in a manner different from that anticipated by the Trust or if the cost of the derivative outweighs the benefit of the hedge. Hedging also involves the risk that changes in the value of the derivative will not match those of the holdings being hedged as expected by the Trust, in which case any losses on the holdings being hedged may not be reduced and may be increased. There can be no assurance that the Trust’s hedging strategy will reduce risk or that hedging transactions will be either available or cost effective. The Trust is not required to use hedging and may choose not to do so.

Because the Trust may use derivatives to seek to enhance returns, its investments will expose the Trust to the risks outlined above to a greater extent than if the Trust used derivatives solely for hedging purposes. Use of derivatives to seek to enhance returns may be considered speculative.

Hybrid Instruments—The hybrid instruments in which the Trust invests involve substantial risks, including the risk of loss of a significant portion of their principal value. Because the performance of these hybrid instruments is linked to the performance of the underlying commodity prices, these investments are subject to market risks that relate to movements in the prices of the commodity markets. These investments may also be subject to certain other risks, including:

•

Loss of interest—If payment of interest on a hybrid investment is linked to the value of a particular commodity, futures contract, index or other economic variable, the Trust might receive only a small amount or none of the interest if the underlying economic variable loses value.

•

Loss of principal—To the extent that the amount of principal to be repaid on maturity is linked to the value of a particular commodity, futures contract, index or other economic variable, the Trust could lose all or a significant portion of the principal value of the instrument.

•

Lack of Secondary Market—A liquid secondary market may not exist for certain of the hybrid investments the Trust buys, which may make it difficult for the Trust to sell these investments at an acceptable price and may make such investments difficult to value accurately.

•

Volatility—The value of hybrid instruments may fluctuate significantly since the value of their underlying linked economic variables are often extremely volatile. In addition, leverage will increase the volatility of hybrid instruments, which may increase or decrease in value more quickly and by a greater amount than the underlying commodity, futures contract, index or other economic variable.

As with other derivatives, if Trust management invests in a hybrid instrument at the wrong time or judges market conditions incorrectly, such investments could cause significant losses to the Trust.

Futures Contracts and Options—The Trust may engage in transactions in futures and options thereon in order to increase its investment return or to manage its exposure to changing interest rates, commodities prices, securities prices or other economic variables. Futures are standardized, exchange-traded contracts that obligate a purchaser to take delivery, and a seller to make delivery, of a specific amount of an asset at a specified future date at a specified price. Futures involve substantial leverage risk and are considered speculative.

The Trust may also purchase or sell call and put options on futures contracts, including financial futures, commodities and stock indices. Generally, these strategies would be used under the same market and market sector conditions (i.e., conditions relating to specific types of investments) in which the Trust entered into futures transactions. The Trust may purchase put options or write call options on futures contracts and commodities or stock indices rather than selling the underlying futures contract in anticipation of a decrease in the market value of its securities. Similarly, the Trust can purchase call options, or write put options on futures contracts, and commodities and stock indices, as a substitute for the purchase of such futures to hedge against the increased cost resulting from an increase in the market value of securities that the Trust intends to purchase.

Swap Agreements—Swap agreements involve the risk that the party with whom the Trust has entered into the swap will default on its obligation to pay the Trust and the risk that the Trust will not be able to meet its obligations to pay the other party to the agreement. Swaps are not traded on a central exchange and thus may be less liquid than other commodity-linked derivative instruments.

Tax Risk—The Trust intends to meet the income, diversification and distribution requirements of Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”), so as to qualify each year as a regulated investment company (“RIC”). As a RIC, the Trust itself is not subject to federal income tax on any of its income that it distributes to shareholders. The Internal Revenue Service (“IRS”) has recently issued a Revenue Ruling holding that income from a certain type of commodity-linked derivative is not “qualifying income” for purposes of the income requirement under Subchapter M of the Code. This ruling took effect for income recognized by the Trust after September 30, 2006. The Trust believes that income from certain commodity-linked notes in which it invests is “qualifying income” for purposes of this requirement, and that the Revenue Ruling does not affect the treatment of its investments in such commodity-linked notes. Nonetheless, there can be no assurance that the IRS will agree with the Trust’s views. If any IRS challenge to the Trust’s treatment of income from any of its holdings as “qualifying income” were to be upheld and the result was that the Trust did not derive at least 90% of its gross income from qualifying sources, or if the Fund were to fail to qualify as a RIC for other reasons, the Trust would be subject to federal income tax on its net income at regular corporate rates (without a deduction for distributions to shareholders), and distributions to shareholders would be taxable to them as ordinary dividends to the extent of the Trust’s current or accumulated earnings and profits.

Dollar Rolls—The Trust may enter into dollar rolls in which the Trust will buy securities for delivery in the current month and simultaneously contract to resell substantially similar (the same type and coupon) securities on a specified future date from the same party. Dollar rolls involve the risk that the market value of the securities that the Trust is committed to buy may decline below the price of the securities the Trust has sold. These transactions may involve leverage. The Trust will engage in dollar rolls to enhance return and not for the purpose of borrowing.

Mortgage-backed Securities—Mortgage-backed securities represent the right to receive a portion of principal and/or interest payments made on a pool of residential or commercial mortgage loans. When interest rates fall, borrowers may refinance or otherwise repay principal on their mortgages earlier than scheduled. When this happens, certain types of mortgage-backed securities will be paid off more quickly than originally anticipated and a Trust has to invest the proceeds in securities with lower yields. This risk is known as “prepayment risk.” When interest rates rise, certain types of mortgage-backed securities will be paid off more slowly than originally anticipated and the value of these securities will fall. This risk is known as “extension risk.” Extension risk may cause the average maturity of the Fund’s portfolio to increase.

Because of prepayment risk and extension risk, mortgage-backed securities react differently to changes in interest rates than other fixed income securities. Small movements in interest rates (both increases and decreases) may quickly and significantly reduce the value of certain mortgage-backed securities.

A large percentage of mortgage backed securities are issued by Federal government agencies such as the Government National Mortgage Association (“Ginnie Mae”), or government sponsored enterprises such as the Federal Home Loan Mortgage Corporation (“Freddie Mac”) or the Federal National Mortgage Association (“Fannie Mae”). Principal and interest payments on mortgage-backed securities issued by the Federal Government and some Federal government agencies, such as Ginnie Mae, are guaranteed by the Federal government and backed by the full faith and credit of the United States. Mortgage-backed securities issued by other government agencies or government sponsored enterprises, such as Freddie Mac or Fannie Mae are backed only by the credit of the government agency or enterprise and are not backed by the full faith and credit of the United States. Such securities generally have very little credit risk, but may be subject to substantial interest rate risks. Private mortgage backed securities are issued by private corporations rather than government agencies and are subject to credit risk and interest rate risk.

Mortgage-backed securities may be either pass-through securities or collateralized mortgage obligations (CMOs). Pass-through securities represent a right to receive principal and interest payments collected on a pool of mortgages, which are passed through to security holders (less servicing costs). CMOs are created by dividing the principal and interest payments collected on a pool of mortgages into several revenue streams (tranches) with different priority rights to portions of the underlying mortgage payments. Certain CMO tranches may represent a right to receive interest only (IOs), principal only (POs) or an amount that remains after other floating-rate tranches are paid (an inverse floater). These securities are frequently referred to as “mortgage derivatives” and may be extremely sensitive to changes in interest rates. If the Trust invests in CMO tranches issued by government agencies and interest rates move in a manner not anticipated by Trust management, it is possible that the Trust could lose all or substantially all of its investment.

Asset-Backed Securities—Asset-backed securities are fixed income securities that represent an interest in an underlying pool of assets, such as credit card receivables. Like traditional fixed income securities, the value of asset-backed securities typically increases when interest rates fall and decreases when interest rates rise. Certain asset-backed securities may also be subject to the risk of prepayment. In a period of declining interest rates, borrowers may pay what they owe on the underlying assets more quickly than anticipated. Prepayment reduces the yield to maturity and the average life of the asset-backed securities. In addition, when the Trust reinvests the proceeds of a prepayment it may receive a lower interest rate.

Asset-backed securities may also be subject to extension risk, that is, the risk that, in a period of rising interest rates, prepayments may occur at a slower rate than expected. As a result, the average duration of the Trust’s portfolio may increase. The value of longer-term securities generally changes more in response to changes in interest rates than that of shorter-term securities.

Zero Coupon Bonds—Zero coupon bonds are debt obligations that do not entitle the holder to periodic interest payments prior to maturity, but are instead issued at a discount from the face amount due on maturity. The value of these securities consists of the difference between their face value at the time of maturity and the price for which they were acquired. The market value of a bond portfolio containing a significant amount of zero coupon bonds is generally more volatile than the market value of a portfolio of fixed income securities with similar maturities that pay interest periodically. With certain U.S. agency or instrumentality bonds there is a risk that the issuer will default on the payment of principal.

Non-Diversification Risk—The Trust is a non-diversified fund. Because the Trust may invest in securities of a smaller number of issuers, the Trust may be more exposed to the risks associated with and developments affecting an individual issuer than a fund that invests more widely, which may, therefore, have a greater impact on the Trust’s performance.

Repurchase Agreements; Purchase and Sale Contracts—The Trust may enter into certain types of repurchase agreements or purchase and sale contracts. Under a repurchase agreement, the seller agrees to repurchase a security at a mutually agreed upon time and price. A purchase and sale contract is similar to a repurchase agreement, but purchase and sale contracts also provide that the purchaser receives any interest on the security paid during the period. If the other party to a repurchase agreement and sale contract defaults on its obligation under the agreement, the Fund may suffer delays and incur costs or lose money in excersing its rights under the agreement. If the seller fails to repurchase the security in either situation and the market value declines, the Trust may lose money.

Junk Bonds — Although junk bonds generally pay higher rates of interest than investment grade bonds, junk bonds are high-risk investments that may cause income and principal losses in the Trust. The major risks in junk bond investments include:

•

Junk bonds may be issued by less creditworthy companies. Issuers of junk bonds may have a larger amount of outstanding debt relative to their assets than issuers of investment grade bonds. In the event of an issuer’s bankruptcy, claims of other creditors may have priority over the claims of junk bond holders, leaving few or no assets available to repay junk bond holders.

•

Prices of junk bonds are subject to extreme price fluctuations. Adverse changes to the issuer’s industry and general economic conditions may have a greater impact on the prices of junk bonds than on other higher rated fixed-income securities.

•

Issuers of junk bonds may be unable to meet their interest or principal payment obligations because of an economic downturn, specific issuer developments, or the unavailability of additional financing.

•

Junk bonds frequently have redemption features that permit an issuer to repurchase the security from the Fund before it matures. If the issuer redeems junk bonds, the Fund may have to invest the proceeds in bonds with lower yields and may lose income.

•

Junk bonds may be less liquid than higher rated fixed-income securities, even under normal economic conditions. There are fewer dealers in the junk bond market, and there may be significant differences in the prices quoted for junk bonds by the dealers. Because they are less liquid, judgment may play a greater role in valuing certain of the Fund’s securities than in the case with securities trading in a more liquid market.

•	The Trust may incur expenses to the extent necessary to seek recovery upon default or to negotiate new terms with a defaulting issuer.

Municipal Bonds — Municipal bonds are generally issued by states and local governments and their agencies, authorities and other instrumentalities. Municipal bonds are subject to interest rate, credit and market risk. The ability of an issuer to make payments could be affected by litigation, legislation or other political events or the bankruptcy of the issuer. Lower rated municipal bonds are subject to greater credit and market risk than higher quality municipal bonds.

The Trust may invest in residual interest bonds, which are created by depositing municipal securities in a trust and dividing the income stream of an underlying municipal bond in two parts, one, a variable rate security and the other, a residual interest bond. The interest rate for the variable rate security is determined by an index or an auction process held approximately every seven to thirty five days, while the residual interest bond holder receives the balance of the income from the underlying municipal bond less an auction fee. The market prices of residual interest bonds may be highly sensitive to changes in market rates and may decrease significantly when market rates increase.

The Trust may also be subject to certain other risks associated with its investments and investment strategies, including:

Securities Lending—The Trust may lend securities with a value up to 33 1/3% of its total assets to financial institutions that provide cash or securities issued or guaranteed by the U.S. government as collateral. Securities lending involves the risk that the borrower may fail to return the securities in a timely manner or at all. As a result, the Trust may lose money and there may be a delay in recovering the loaned securities. The Trust could also lose money if it does not recover the securities and/or the value of the collateral falls, including the value of investments made with cash collateral. These events could trigger adverse tax consequences to the Trust.

Borrowing and Leverage Risk—The Trust may borrow for temporary or emergency purposes, including to meet redemptions, for the payment of dividends, for share repurchases or for the clearance of transactions. Borrowing may exaggerate changes in the net asset value of Trust shares and in the return on the Trust’s portfolio. Borrowing will cost the Trust interest expense and other fees. The costs of borrowing may reduce the Trust’s return. Certain derivative securities that the Trust may buy or other techniques that the Trust may use may create leverage, including, but not limited to, when issued securities, forward commitments, and futures contracts and options.

Inflation-Indexed Bonds—Inflation-indexed bonds are fixed income securities or other instruments whose principal value or interest is periodically adjusted according to the rate of inflation. If the index measuring inflation falls, the principal value of inflation-indexed bonds will be adjusted downward, and may, ultimately, result in a loss of the original amount invested. Moreover, the interest payable on these securities (calculated with respect to a smaller principal amount) will be reduced. Repayment of the original bond principal upon maturity (as adjusted for inflation) is guaranteed in the case of U.S. Treasury inflation-indexed bonds. For bonds that do not provide a similar guarantee, the adjusted principal value of the bond repaid at maturity may be less than the original principal. Additionally, if the Trust purchases inflation-indexed bonds offered by foreign issuers, the rate of inflation measured by the foreign inflation index may not be correlated to the rate of inflation in the United States. In that case, such investments would not provide protection against inflation in the United States.

The market for inflation-indexed bonds and related instruments is relatively new and is still developing. For this reason, the market may, at times, have relatively low trading volume, which could result in lower liquidity and increased volatility in prices. The value of inflation-indexed bonds is expected to change in response to changes in real interest rates. Real interest rates are tied to the relationship between nominal interest rates and the rate of inflation. If nominal interest rates increase at a faster rate than inflation, real interest rates may rise, leading to a decrease in value of inflation-indexed bonds. Short-term increases in inflation may lead to a decline in value. Any increase in the principal amount of an inflation-indexed bond as a result of an inflation rate adjustment will be considered taxable ordinary income, even though investors do not receive their principal until maturity.

Foreign Securities Risks—The Trust may invest in issuers located in countries other than the United States. This may expose the Trust to risks associated with foreign investments.

•	The value of holdings traded outside the U.S. (and any hedging transactions in foreign currencies) will be affected by changes in currency exchange rates

•	The costs of non-U.S. securities transactions are often higher than those of U.S. transactions

•	The legal protections, and accounting and securities settlement procedures in certain foreign countries may be different from and offer less protection than those in the United States

•	Foreign holdings may be adversely affected by foreign governmental action

•	International trade barriers or economic sanctions against certain non-U.S. countries may adversely affect these holdings

•	The economies of certain countries may compare unfavorably with the U.S. economy

•	Foreign securities markets may be smaller than the U.S markets, which may make trading more difficult

Short Sales—Because making short sales in securities that it does not own exposes the Trust to risks associated with those securities, such short sales involve speculative exposure risk. The Trust will incur a loss as a result of a short sale if the price of the security increases between the date of the short sale and the date on which the Trust replaces the borrowed security. The Trust will realize a gain if the security declines in price between those dates. As a result, if the Trust makes short sales in securities that increase in value, it will likely underperform similar mutual funds that do not make short sales in securities they do not own. There can be no assurance that the Trust will be able to close out a short sale position at any particular time or at an acceptable price. Although the Trust’s gain is limited to the amount at which it sold a security short, its potential loss is limited only by the maximum attainable price of the security, less the price at which the security was sold. The Trust may also pay transaction costs and borrowing fees in connection with short sales.

Illiquid Securities—The Trust may invest up to 15% of its net assets in illiquid securities that it cannot sell within seven days at approximately current value. If the Trust buys illiquid securities it may be unable to quickly sell them or may be able to sell them only at a price below current value.

Restricted Securities—Restricted securities are securities that cannot be offered for public resale unless registered under the applicable securities or that have a contractual restriction that prohibits or limits their resale. They may include private placement securities that have not been registered under the applicable securities laws. Restricted securities may not be listed on an exchange and may have no active trading market.

Restricted securities may be illiquid. The Trust may be unable to sell them on short notice or may be able to sell them only at a price below current value. Also, the Trust may get only limited information about the issuer of a restricted security, so it may be less able to predict a loss. In addition, if Trust management receives material nonpublic information about the issuer, the Trust may as a result be unable to sell the securities.

Rule 144A Securities—Rule 144A securities are restricted securities that can be resold to qualified institutional buyers but not to the general public. Rule 144A securities may have an active trading market, but carry the risk that the active trading market may not continue.

Investment in Other Investment Companies — The Trust may invest in other investment companies, including exchange traded funds. As with other investments, investments in other investment companies are subject to market and selection risk. In addition, if the Trust acquires shares of investment companies, shareholders bear both their proportionate share of expenses in the Trust (including management and advisory fees) and, indirectly, the expenses of the investment companies.

(d)  Portfolio Holdings.

For a discussion of the Trust’s policies and procedures regarding the selective disclosure of its portfolio holdings, please see Part B of this Registration Statement. The Trust’s top ten holdings are available on a monthly basis at www.blackrock.com generally within 12 business days after the end of the month to which the information applies.

Item 5.    Management, Organization, and Capital Structure.

(a)(1)  Manager

BlackRock Advisors, LLC, manages the Trust’s investments subject to the oversight of the Board of Trustees of the Trust. The Manager is a wholly owned subsidiary of BlackRock, Inc. (“BlackRock”). On September 29, 2006, BlackRock consummated a transaction with Merrill Lynch & Co., Inc. (“ML & Co.”) whereby ML & Co.’s investment management business combined with that of BlackRock to create a new independent company that is one of the world’s largest asset management firms with over $1 trillion in assets under management.

The Trust has entered into an agreement with the Manager (the “Management Agreement”) pursuant to which the Manager is responsible for making all investment decisions for the Trust and receives compensation for its services to the Trust. Under the Management Agreement, the Manager receives a fee at an annual rate of 0.50% of the Trust’s average daily net asset assets. The Manager has sub-advisory agreements with BlackRock Financial Management, Inc. (“BFM”) and BlackRock Investment Management, LLC (“BIM”), each an affiliate of the Manager, under which the Manager pays each of BFM and BIM for services it provides a monthly fee at an annual rate equal to a percentage of the Manager’s management fee. The sub-advisers are responsible for the day-to-day management of the Trust.

Prior to September 29, 2006, Merrill Lynch Investment Managers, L.P. (“MLIM”), an indirect wholly owned subsidiary of ML & Co., acted as the Trust’s investment adviser and was compensated according to the same fee rate schedule. For the period September 29, 2006 through November 30, 2006, the Manager received a fee at the annual rate of 0.50% of the Trust’s average daily net assets. For the period December 1, 2005 to September 29, 2006, MLIM received a fee at the annual rate of 0.50% of the Trust’s average daily net assets.

A discussion of the basis of the Board of Trustees’ approval of the Trust’s Management Agreement is included in the Trust’s annual shareholder report for the fiscal year ended November 30, 2006. A discussion of the basis of the Board of Trustees’ approval of each sub-advisory agreement is included in the Trust’s annual shareholder report for the fiscal year ended November 30, 2006.

The Manager was organized in 1994 to perform advisory services for investment companies. BlackRock Financial Management, Inc. is a registered investment adviser organized in 1988. BlackRock Investment Management, LLC is a registered investment adviser and commodity pool operator organized in 1999. The Manager and its affiliates had approximately $1.125 trillion in investment company and other portfolio assets under management as of December 31, 2006.

Conflicts of Interest

The investment activities of the Manager and its affiliates (including, for these purposes, Merrill Lynch & Co., Inc., BlackRock Inc., the PNC Financial Services Group, Inc. and their affiliates, directors, partners, trustees, managing members, officers and employees (collectively with the Manager, the “Affiliates”)) in the management of, or their interest in, their own accounts and other accounts they manage, may present conflicts of interest that could disadvantage the Trust and its interest holders. The Manager provides investment management services to other funds and discretionary managed accounts that follow an investment program similar to that of the Trust. The Manager and its Affiliates are involved worldwide with a broad spectrum of financial services and asset management activities and may engage in the ordinary course of business in activities in which their interests or the interests of their clients may conflict with those of the Trust. One or more Affiliates act or may act as an investor, investment banker, research provider, investment manager, financer, advisor, market maker, trader, prime broker, lender, agent and/or principal, and have other direct and indirect interests, in the global fixed income, currency, commodity, equity and other markets in which a Portfolio directly and indirectly invests. Thus, it is likely that the Trust will have multiple business relationships with and will invest in, engage in transactions with, make voting decisions with respect to, or obtain services from entities for which an Affiliate performs or seeks to perform investment banking or other services. One or more Affiliates may engage in proprietary trading and advise accounts and funds that have investment objectives similar to those of the Trust and/or that engage in and compete for transactions in the same types of securities, currencies and instruments as the Trust. The trading activities of these Affiliates are carried out without reference to positions held directly or indirectly by the Trust and may result in an Affiliate having positions that are adverse to those of the Trust. No Affiliate is under any obligation to share any investment opportunity, idea or strategy with the Trust. As a result, an Affiliate may compete with the Trust for appropriate investment opportunities. The results of the Trust’s investment activities, therefore, may differ from those of an Affiliate and of other accounts managed by an Affiliate, and it is possible that the Trust could sustain losses during periods in which one or more Affiliates and other accounts achieve significant profits on their trading for proprietary or other accounts. In addition, the Trust may, from time to time, enter into transactions in which an Affiliate or its other clients have an adverse interest. Furthermore, transactions undertaken by an Affiliate or Affiliate-advised clients may adversely impact the Trust. Transactions by one or more Affiliate-advised clients or the Manager may have the effect of diluting or otherwise disadvantaging the values, prices or investment strategies of the Trust. The Trust’s activities may be limited because of regulatory restrictions applicable to one or more Affiliates, and/or their internal policies designed to comply with such restrictions. In addition, the Trust may invest in securities of companies with which an Affiliate has or is trying to develop investment banking relationships or in which an Affiliate has significant debt or equity investments. The Trust also may invest in securities of companies for which an Affiliate provides or may some day provide research coverage. An Affiliate may have business relationships with and purchase or distribute or sell services or products from or to distributors, consultants or others who recommend the Trust or who engage in transactions with or for the Trust. The Trust may also make brokerage and other payments to an Affiliate in connection with the Trust’s portfolio investment transactions.

Under a securities lending program approved by the Trust’s Board of Trustees, the Trust has retained an Affiliate of the Manager to serve as the securities lending agent for the Trust to the extent that the Trust participates in the securities lending program. For these services, the lending agent may receive a fee from the Trust, including a fee based on the returns earned on the Trust’s investment of the cash received as collateral for the loaned securities. In addition, one or more Affiliates may be among the entities to which the Trust may lend its portfolio securities under the securities lending program.

The activities of the Manager and its Affiliates may give rise to other conflicts of interest that could disadvantage the Trust and its interest holders. The Manager has adopted policies and procedures designed to address these potential conflicts of interest. See Part B of this registration statement for further information.

(a)(2)  Portfolio Managers

Stuart Spodek and Brian Weinstein are the Trust’s co-portfolio managers and are primarily responsible for the day-to-day management of the Trust’s portfolio and the selection of its investments. Each has been the Trust’s co-portfolio manager since 2006. Stuart Spodek is a Managing Director of and portfolio manager with BlackRock, and is a member of the Investment Strategy Group. His primary responsibility is managing fixed income portfolios, with a sector emphasis on global government bonds, derivative instruments, and implementing yield curve strategy across global portfolios. Mr. Spodek joined BlackRock in 1993 as an analyst in BlackRock’s Portfolio Management Group and subsequently was promoted to portfolio manager in 1995. Brian Weinstein is Vice President of and portfolio manager with BlackRock, and is a member of the Investment Strategy Group. His primary responsibility is the management of total return portfolios, with a sector emphasis on government/agency bonds. Mr. Weinstein moved to his current role in the Portfolio Management Group in 2002. He joined BlackRock in 2000 as an analyst in the Portfolio Analytics Group after spending several summers with BlackRock as an intern. For more information about the portfolio managers’ compensation, other accounts they manage and their ownership of Trust’s interests, please see the Part B of this Registration Statement.

(b)  Capital Stock

Investors in the Trust have no preemptive or conversion rights, and beneficial interests in the Trust are fully paid and non-assessable. The Trust has no current intention to hold annual meetings of investors, except to the extent required by the Investment Company Act, but will hold special meetings of investors, when in the judgment of the Trustees, it is necessary or desirable to submit matters for an investor vote. Upon liquidation of the Trust, Feeder Funds would be entitled to their pro rata share of the assets of the Trust that are available for distribution.

Smaller Feeder Funds may be harmed by the actions of larger Feeder Funds. For example, a larger Feeder Fund could have more voting power than a smaller Feeder Fund over the operations of the Trust. A Feeder Fund may withdraw from the Trust at any time and may invest all of its assets in another pooled investment vehicle or retain an investment adviser to manage the Feeder Fund’s assets directly. Each Feeder Fund is entitled to a vote in proportion to its investment in the Trust. Each Feeder Fund generally will participate in the earnings, dividends and assets of the Trust in accordance with their pro rata interests in the Trust.

Investments in the Trust may not be transferred. A Feeder Fund may withdraw all or any portion of its investment in the Trust at net asset value on any day on which the New York Stock Exchange (the “NYSE”) is open, subject to certain exceptions.

Item 6.    Shareholder Information.

(a)  Pricing of Beneficial Interests in the Trust.

The net asset value of the Trust is determined once daily Monday through Friday as of the close of business on the NYSE on each day the NYSE is open for trading based on prices at the time of closing. The NYSE generally closes at 4:00 p.m., Eastern time. The price at which a purchase or redemption is effected is based on the next calculation of net asset value after such an order is placed. Any assets or liabilities initially expressed in terms of non-U.S. dollar currencies are translated into U.S. dollars at the prevailing market rates as quoted by one or more banks or dealers on the day of valuation. The NYSE is not open for trading on New Year’s Day, Martin Luther King, Jr. Day, Presidents’ Day, Good Friday, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and Christmas Day.

The Trust may invest a substantial portion of its assets in commodity linked derivative instruments. The value of the underlying commodities and, therefore, the prices of the related derivatives may be volatile over the short term. In addition, such securities may at times be thinly traded. For these reasons, the trust may at times fair value the commodity related securities in which it invests. The Trust may invest a portion of its assets in foreign securities. Generally, trading in foreign securities, as well as U.S. government securities, money market instruments and certain other fixed-income securities, is substantially completed each day at various times prior to the close of business on the Exchange. The values of such securities used in computing the net asset value of the Trust’s shares are determined as of such times. Foreign currency exchange rates also are generally determined prior to the close of business on the Exchange. Occasionally, events affecting the values of such securities and such exchange rates may occur between the times at which they are determined and the close of business on the Exchange that may not be reflected in the computation of the Trust’s net asset value. If market quotations are not readily available or, in the Manager’s judgment, do not accurately reflect fair value for a security or if a security’s value has been materially affected by events occurring after the close of the Exchange or the market in which the security is principally traded, that security will be valued by another method that the Board of Trustees believes more accurately reflects the fair value.

The Trust generally values fixed-income portfolio securities and derivative securities and other instruments using market prices provided by an independent pricing service approved by the Trust’s Board of Trustees. If market quotations are not readily available or, in the Manager’s judgment, they do not accurately reflect fair value for a security, that security will be valued by another method that the Board of Trustees believes more accurately reflects the fair value. Fair value determinations may be made by the Trust’s independent pricing service using a matrix pricing system or other pricing methodologies approved by the Trustees or by the Manager’s Valuation Committee after consideration of the material factors that may affect the value of a particular security.

The Board has adopted valuation procedures for the Trust and has delegated the day-to-day responsibility for fair value determinations to the Manager’s Valuation Committee. Fair value determinations by the Manager that affect the Trust’s net asset value are subject to review, approval or ratification, as appropriate, by the Board. In determining whether current market prices are readily available or accurately reflect a security’s fair value, the Manager monitors the information it receives in the ordinary course of its investment management responsibilities for significant events that it believes in good faith will affect the market prices of the securities of issuers held by the Fund. Those may include events affecting specific issuers (for example, a halt in trading of the securities of an issuer or an exchange during the trading day, a corporate action or a company announcement) or events affecting securities markets generally (for example, market volatility or a natural disaster). The Manager believes that foreign securities values may be affected by volatility that occurs in U.S. markets on a trading day after the close of foreign securities markets. The fair valuation procedures, therefore, include a procedure whereby foreign securities prices may be “fair valued” by an independent pricing service approved by the Board of Trustees to take those factors into account.

The Trust’s use of fair value pricing is designed to ensure that the Trust’s net asset value reflects the value of its underlying portfolio securities as accurately as possible. There can be no assurance, however, that a fair value used by the Trust on any given day will more accurately reflect the market value of a security or securities than the market price of such security or securities on that day.

The aggregate net asset value of the Trust is the value of the securities held by the Trust plus any cash or other assets (including interest and dividends accrued but not yet received) minus all liabilities (including accrued expenses). Expenses, including the fee payable to the Manager, are accrued daily.

Each investor in the Trust may add to or reduce its investment in the Trust on each day the NYSE is open for trading. The value of each investor’s interest in the Trust will be determined after the close of business on the NYSE by multiplying the net asset value of the Trust by the percentage, effective for that day, that represents the investor’s share of the aggregate interests in the Trust. Any additions or withdrawals to be effected on that day will then be effected. The investor’s percentage of the aggregate beneficial interests in the Trust will then be recomputed as the percentage equal to the fraction (i) the numerator of which is the value of such investor’s investment in the Trust as of the time of determination on such day plus or minus, as the case may be, the amount of any additions to or withdrawals from the investor’s investment in the Trust effected on such day, and (ii) the denominator of which is the aggregate net asset value of the Trust as of such time on such day plus or minus, as the case may be, the amount of the net additions to or net withdrawals from the aggregate investments in the Trust by all investors in the Trust. The percentage so determined will then be applied to determine the value of the investor’s interest in the Trust after the close of business of the NYSE on the next determination of net asset value of the Trust.

(b)  Purchase of Beneficial Interests in the Trust.

Beneficial interests in the Trust are issued solely in private placement transactions that do not involve any “public offering” within the meaning of Section 4(2) of the 1933 Act. Investments in the Trust may only be made by a limited number of institutional investors, including investment companies, common or commingled trust funds, group trusts, and certain other “accredited investors” within the meaning of Regulation D under the 1933 Act. This Registration Statement does not constitute an offer to sell, or the solicitation of an offer to buy, any “security” within the meaning of the 1933 Act.

There is no minimum initial or subsequent investment in the Trust. However, because the Trust intends to be as fully invested at all times as is reasonably consistent with its investment objectives and policies in order to enhance the return on its assets, investments by a Feeder Fund must be made in Federal funds (i.e., monies credited to the account of the Trust’s custodian bank by a Federal Reserve Bank).

The Trust reserves the right to stop accepting investments from any Feeder Fund or to reject any investment order.

(c)  Redemption of Beneficial Interests in the Trust.

A Feeder Fund may withdraw all or any portion of its investment in the Trust on any business day in which the NYSE is open at the net asset value next determined after a withdrawal request in proper form is furnished by the investor. When a request is received in proper form, the Trust will redeem a Feeder Fund’s interests at the next determined net asset value. The Trust will make payment for all interests redeemed within seven days after receipt by the Trust of a redemption request in proper form, except as provided by the rules of the Commission. The right of a Feeder Fund to receive payment with respect to any withdrawal may be suspended or the payment of the withdrawal proceeds postponed during any period in which the NYSE is closed (other than weekends or holidays) or trading on the NYSE is restricted, or, to the extent otherwise permitted by the Investment Company Act, if an emergency exists. Investments in the Trust may not be transferred.

(d)  Dividends and Distributions.    Not Applicable

(e)  Frequent Purchase and Redemption of Trust Interests

The Trust does not offer its beneficial interests for sale to the general public, nor does it offer an exchange privilege. The Trust is not, therefore, directly subject to the risks of short-term trading and the Board of Trustees has not adopted procedures to prevent such trading. However, the Trust may be adversely affected by short-term trading in shares of a Feeder Fund. See “Your Account—How to Buy, Sell, Transfer and Exchange Shares—Short-Term Trading” in Part A of the BlackRock Commodity Strategies Registration Statement for more information.

(f)  Tax Consequences.

The Trust intends to operate as a partnership for Federal income tax purposes. Accordingly, the Trust will not be subject to any Federal income tax. Based upon the status of the Trust as a partnership, a Feeder Fund will take into account its share of the Trust’s ordinary income, capital gains, losses, deductions and credits in determining its income tax liability and its qualifications as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”). The determination of a Feeder Fund’s share of the Trust’s ordinary income, capital gains, losses, deductions and credits will be made in accordance with the Code, as amended, and the regulations promulgated thereunder.

Item 7.    Distribution Arrangements.

(a)  Sales Loads.    Not Applicable.

(b)  12b-1 Fees.    Not Applicable.

(c)  Multiple Class and Master/Feeder Funds.

The Trust is part of a master/feeder structure. Members of the general public may not purchase beneficial interests in the Trust. However, the Trust may sell beneficial interests to other affiliated and non-affiliated investment companies and/or institutional investors. Each Feeder Fund acquires an indirect interest in the securities owned by the Trust and will pay a proportionate share of the Trust’s expenses. A Feeder Fund is not required to sell its shares to the public at the same price as another Feeder Fund. Feeder Funds may have different sales commissions and operating expenses. These different sales commissions and operating expenses may result in differences in returns among the Feeder Funds.

The Trustees of the Trust believe that the “master/feeder” fund structure may enable the Trust to reduce costs through economies of scale. A larger investment portfolio for the Trust may reduce certain transaction costs to the extent that contributions to and redemptions from the Trust’s portfolio by the various Feeder Funds may offset each other and produce a lower net cash flow.

A Feeder Fund’s investment in the Trust may, however, be adversely affected by the actions of other Feeder Funds. For example, if a large Feeder Fund reduces its investment in the Trust or withdraws from the Trust, the remaining Feeder Funds may bear higher pro rata operating expenses. However, this possibility also exists for traditionally structured funds with large investors. A Feeder Fund might also withdraw from the Trust if the Trust voted to change its investment objective, policies or limitations in a manner not acceptable to the Trustees/Directors of that Feeder Fund. The withdrawal of all of a Feeder Fund’s assets from the Trust may affect the investment performance of the Feeder Fund and the Trust.

The Trust normally will not hold meetings of investors except as required by the Investment Company Act. Each Feeder Fund will be entitled to vote in proportion to its interest in the Trust. When a Feeder Fund is requested to vote on matters pertaining to the Trust, the Feeder Fund will hold a meeting of its shareholders and will vote its interest in the Trust proportionately to the voting instructions received from the shareholders of the Feeder Fund. For more information about the “master/feeder” structure, please see Part A of the BlackRock Commodity Strategies Registration Statement under “Master/Feeder Structure.”

PART B

March 30, 2007

MASTER COMMODITY STRATEGIES TRUST

Item 9.    Cover Page and Table of Contents.

This Part B, which is not a prospectus, supplements and should be read in conjunction with the current Part A of Master Commodity Strategies Trust (the “Trust”), dated March 30, 2007, as it may be revised from time to time (the “Trust’s Part A”). To obtain a copy of the Registration Statement, please call the Trust at 1-800-441-7762, or write to the Trust at P.O. Box 9011, Princeton, New Jersey 08543-9011. The Trust’s Part A is incorporated herein by reference and this Part B is incorporated by reference in the Trust’s Part A.

As permitted by General Instruction D to Form N-1A, responses to certain items required to be included in Part B of this Registration Statement are incorporated herein by reference from Post-Effective Amendment No. 5 of the Registration Statement on Form N-1A (Securities Act File No. 333-111815 and Investment Company Act File No. 811-21486) of BlackRock Commodity Strategies Fund (“BlackRock Commodity Strategies” or the “Fund”), as filed with the Securities and Exchange Commission (the “Commission”) dated March 30, 2007, and as amended from time to time (the “BlackRock Commodity Strategies Registration Statement”).

The Trust is part of a “master/feeder” structure. The Fund will invest all of its assets in beneficial interests of the Trust. BlackRock Commodity Strategies, BlackRock Commodity Linked Fund, a Cayman Islands registered mutual fund, and any other feeder fund that may invest in the Trust are referred to herein as “Feeder Funds.”

Item 10.    Trust History.

The Trust was organized as a statutory trust under Delaware law on February 18, 2004. On March 22, 2004, the Trust changed its name from “Master Real Asset Trust” to “Master Real Investment Trust.” Effective March 29, 2007, the Trust changed its name from “Master Real Investment Trust” to “Master Commodity Strategies Trust.”

Additional information relating to the history of the Trust is incorporated herein by reference from Item 5 of the Trust’s Part A.

Item 11.    Description of the Trust and Its Investments and Risks.

The following information supplements and should be read in conjunction with Item 4 of the Trust’s Part A.

Information relating to the fundamental investment restrictions and the non-fundamental investment policies and restrictions of the Trust, the types of securities purchased by the Trust, the investment techniques used by the Trust, and certain risks relating thereto, as well as other information relating to the Trust’s investment programs, is incorporated herein by reference from the sections entitled “Investment Objectives and Policies” and “Investment Restrictions” in Part I and “Investment Risks and Considerations” in Part II of Part B of the BlackRock Commodity Strategies Registration Statement.

Information on the Trust’s policies and procedures with respect to the selective disclosure of the Trust’s portfolio holdings is incorporated herein by reference to the section entitled “Management and Other Service Arrangements—Selective Disclosure of Portfolio Holdings” in Part II of Part B of the BlackRock Commodity Strategies Registration Statement.

Item 12.    Management of the Trust.

(a)  Management Information

The Trustees of the Trust consist of five individuals, four of whom are not “interested persons” of the Trust as defined in the Investment Company Act of 1940, as amended (the “Investment Company Act”) (the “non-interested Trustees”). The same individuals serve as Trustees of BlackRock Commodity Strategies. The Trustees of the Trust are responsible for the oversight of the operations of the Trust and perform the various duties imposed on the directors of investment companies by the Investment Company Act.

Biographical Information. Certain biographical and other information relating to the non-interested Trustees of the Trust is set forth below, including their ages, their principal occupations for at least the last five years, the length of time served, the total number of investment companies overseen in the complex of funds advised by BlackRock Advisors, LLC (the “Manager”) or its affiliates (“BlackRock-advised funds”) and any public directorships:

Name, Address* and Age of Trustee	Position(s) Held with the Trust	Term of Office** and Length of Time Served	Principal Occupation During Past Five Years	Number of BlackRock- Advised Funds Overseen	Public Directorships
David O. Beim (66)***	Trustee	Trustee since 2004	Professor of Finance and Economics at the Columbia University Graduate School of Business since 1991; Chairman of Outward Bound U.S.A. from 1997 to 2001; Chairman of Wave Hill, Inc. from 1990 to 2006; Trustee of Phillips Exeter Academy from 2002 to present.	17 registered investment companies consisting of 24 portfolios	None

James T. Flynn (67)	Trustee	Trustee since 2004	Chief Financial Officer of J.P. Morgan & Co. Inc. from 1990 to 1995 and an employee of J.P. Morgan in various capacities from 1967 to 1995.	17 registered investment companies consisting of 24 portfolios	None

W. Carl Kester (55)	Trustee	Trustee since 2004

Deputy Dean for Academic Affairs, Harvard Business School since 2006;

Mizuho Financial Group, Professor of Finance, Harvard Business School, Unit Head, Finance in 2005 to 2006; Senior Associate Dean and Chairman of the MBA Program of Harvard Business School, 1999 to 2005, Member of the faculty of Harvard Business School since 1981. Independent Consultant since 1978.

				17 registered investment companies consisting of 24 portfolios	None

Karen P. Robards (57)****	Trustee	Trustee since 2004	President of Robards & Company, LLC., a financial advisory firm since 1987; formerly an investment banker with Morgan Stanley for more than ten years: Director of Enable Medical Corp. from 1996 to 2005; Director of AtriCure, Inc. since 2000; Director of the Cooke Center for Learning and Development, a not-for-profit organization, since 1987.	17 registered investment companies consisting of 24 portfolios	AtriCure, Inc. (medical devices)

*	The address of each non-interested Trustee is P.O. Box 9095, Princeton, New Jersey 08543-9095.
**	Each Trustee serves until his or her successor is elected and qualified, until December 31 of the year in which he or she turns 72, or until his or her death, resignation, or removal as provided in the Trust’s by-laws, or charter or by statute.
***	Chairman of the Audit Committee.
****	Chair of the Board of Trustees.

Certain biographical and other information relating to the Trustee who is an “interested person” of the Trust as defined in the Investment Company Act (the “interested Trustee”) and the other officers of the Trust is set forth below, including their ages, their principal occupations for at least the last five years, the length of time served, the total number of BlackRock-advised funds overseen and any public directorships held:

Name, Address* and Age	Position(s) Held with the Trust	Term of Office** and Length of Time Served	Principal Occupation(s) During Past Five Years	Number of BlackRock- Advised Funds and Portfolios Overseen	Public Directorships
Robert C. Doll, Jr.(52)***	President and Trustee	President and Trustee**** since 2005

Vice Chairman and Director of BlackRock, Inc., Global Chief Investment Officer for Equities, Chairman of the BlackRock Retail Operating Committee, and member of the BlackRock Executive Committee since 2006; President of the funds advised by Merrill Lynch Investment Managers, L.P. (“MLIM”) and its affiliates (“MLIM funds”) FAM-advized from 2005 to 2006; President and Chief Investment Officer of MLIM and Fund Asset Management, L.P. (“FAM”) from 2001 to 2006; Co-Head (Americas Region) thereof from 2000 to 2001 and Senior Vice President from 1999 to 2001; President and Director of Princeton Services, Inc. (“Princeton Services”) and President of Princeton Administrators, L.P. (“Princeton Administrators”) from 2001 to 2006; Chief Investment Officer of OppenheimerFunds, Inc. in 1999 and Executive Vice President thereof from 1991 to 1999.

				122 registered investment companies consisting of 168 portfolios	None

Donald C. Burke (46)	Vice President and Treasurer	Vice President and Treasurer since 2004

Managing Director of BlackRock, Inc. since 2006; Managing Director of Merrill Lynch Investment Managers, L.P. and Fund Asset Management, L.P. in 2006; First Vice President of MLIM and FAM from 1997 to 2005 and Treasurer thereof from 1999 to 2006; Vice President of MLIM and FAM from 1990 to 1997.

				242 registered investment companies consisting of 526 portfolios	None

Name, Address* and Age	Position(s) Held with the Trust	Term of Office** and Length of Time Served	Principal Occupation(s) During Past Five Years	Number of BlackRock- Advised Funds and Portfolios Overseen	Public Directorships

Jeffrey Hiller (55)	Chief Compliance Officer	Chief Compliance Officer since 2004	Chief Compliance Officer of the BlackRock-advised funds since 2006; Chief Compliance Officer of MLIM FAM-advised funds and First Vice President and Chief Compliance Officer of MLIM (Americas Region) from 2004 to 2006; Chief Compliance Officer of the IQ Funds from 2004 to 2006; Global Director of Compliance at Morgan Stanley Investment Management from 2002 to 2004; Managing Director and Global Director of Compliance at Citigroup Asset Management from 2000 to 2002; Chief Compliance Officer at Soros Fund Management in 2000; Chief Compliance Officer at Prudential Financial from 1995 to 2000; Senior Counsel in the Commission’s Division of Enforcement in Washington, D.C. from 1990 to 1995.	129 registered Investment companies consisting of 175 portfolios	None

Alice A. Pellegrino (47)	Secretary	Secretary since 2004

Director of BlackRock, Inc. since 2006; Director (Legal Advisory) of MLIM from 2002 to 2006; Vice President of MLIM from 1999 to 2002; Attorney associated with MLIM from 1997 to 1999; Secretary of MLIM, FAM, FAM Distributors, Inc. (“FAMD”) and Princeton Services from 2004 to 2006.

				122 registered Investment companies consisting of 168 portfolios	None

*	Unless otherwise indicated, the address for each officer listed is P.O. Box 9011, Princeton, New Jersey 08543-9011.
**	Each officer is elected by and serves at the pleasure of the Board of Trustees of the Trust.
***	Mr. Doll is an “interested person,” as defined in the Investment Company Act, of the Trust based on his positions with BlackRock, Inc. and its affiliates.
****	As a Trustee, Mr. Doll serves until his successor is elected and qualified, until December 31 of the year in which he turns 72, or until his death, resignation, or removal as provided in the Trust’s by-laws, or charter or by statute.

(b)  Board of Trustees

Each non-interested Trustee is a member of the Trust’s Audit Committee (the “Audit Committee”). The principal responsibilities of the Audit Committee are the appointment, compensation, retention and oversight of the Trust’s registered public accounting firm, including the resolution of disagreements regarding financial reporting between Trust management and such independent accountants. The Audit Committee’s responsibilities include, without limitation, to (i) review with the independent registered public accounting firm the arrangements for and scope of annual and special audits and any other services provided by the independent registered public accounting firm to the Trust; (ii) review with the independent registered public accounting firm any audit problems or difficulties encountered during or related to the conduct of the audit;

(iii) ensure that the independent registered public accounting firm submits on a periodic basis a formal written statement with respect to their independence, discuss with the independent registered public accounting firm any relationships or services that may impact the objectivity and independence of the Trust’s independent registered public accounting firm; and (iv) consider information and comments of the independent registered public accounting firm with respect to the Trust’s accounting and financial reporting policies, procedures and internal control over financial reporting and Fund management’s responses thereto. The Board of the Trust has adopted a written charter for the Audit Committee. The Audit Committee has retained independent legal counsel to assist it in connection with these duties. The Audit Committee met four times during the fiscal year ended November 30, 2006.

              Each non-interested Trustee is a member of the Trust’s Nominating Committee. The principal responsibilities of the Nominating Committee are to identify individuals qualified to serve as non-interested Trustees of the Trust and to recommend its nominees for consideration by the full Board. While the Nominating Committee is solely responsible for the nomination of the Trust’s non-interested Trustees, the Nominating Committee may consider nominations for the office of Trustee made by interest holders of the Trust or Feeder Fund shareholders as it deems appropriate. Interest holders of the Trust or Feeder Fund shareholders who wish to recommend a nominee should send nominations to the Secretary of the Trust that include biographical information and set forth the qualifications of the proposed nominee. The Nominating Committee did not meet during the fiscal year ended November 30, 2006.

              Share Ownership.    Information relating to each Trustee’s share ownership in the Trust and in all registered funds in the BlackRock-advised funds that are overseen by the respective Trustee (“Supervised Funds”) as of December 31, 2006 is set forth in the chart below.

Trustee	Aggregate Dollar Range of Equity Securities in the Trust*	Aggregate Dollar Range of Equity Securities in Supervised Funds
Interested Trustee:
Robert C. Doll, Jr.	N/A	Over $100,000
Non-Interested Trustee:
David O. Beim	N/A	Over $100,000
James T. Flynn	N/A	Over $100,000
W. Carl Kester	N/A	Over $100,000
Karen P. Robards	N/A	Over $100,000

*	Interests of the Trust are not publicly offered.

              As of March 9, 2007, the officers and Trustees of the Trust as a group owned an aggregate of less than 1% of the outstanding beneficial interests in the Trust. As of December 31, 2006 none of the non-interested Trustees or their immediate family members owned beneficially or of record any securities in affiliates of the Manager.

(c)  Compensation

Each non-interested Trustee receives an aggregate annual retainer of $112,750 for his or her services to the BlackRock-advised funds, including the Fund and the Trust. The portion of the annual retainer allocated to each BlackRock-advised fund is determined quarterly based, in general, on the relative net assets of each such fund. In addition, each non-interested Trustee receives a fee per in-person Board meeting attended and per in-person Audit Committee meeting attended. The aggregate annual per meeting fees paid to each non-interested Trustee totals $48,000 for all the BlackRock-advised funds for which that Trustee serves and are allocated equally among those funds. The Chair of the Board receives an additional retainer in the amount of $40,000 and the Chairman of the Audit Committee receives and additional annual retainer in the amount of $10,000, each of which is paid quarterly and allocated to each BlackRock-advised fund for which such Chairman provide services based on the relative net assets of the fund.

The following table shows the compensation earned by each non-interested Trustee for the Trust’s/Fund’s fiscal year ended November 30, 2006 and the aggregate compensation paid to them from all BlackRock-advised funds for the calendar year ended December 31, 2006.

Trustee	Compensation from Trust and the Fund	Pension or Retirement Benefits Accrued as Part of Trust’s/Fund Expense	Aggregate Compensation From the Trust/Fund and Other BlackRock- Advised Funds*
David O. Beim**	$3,868	None	$186,083
James T. Flynn	$3,756	None	$176,083
W. Carl Kester	$3,756	None	$201,083
Karen P. Robards ***	$4,203	None	$216,083

*	For the number of BlackRock-advised funds from which each Trustee receives compensation, see the table on page B-3.
**	Chairman of the Audit Committee.
***	Chair of the Board.

(d)  Sales Loads. Not Applicable.

(e)  Code of Ethics

The Trust, the Fund, the Manager, BlackRock Investment Management LLC, (“BIM”), BlackRock Financial Management, Inc. (“BFM”), BlackRock Distributors, Inc. (“BDI”) and FAM Distributors, Inc. (“FAMD”) each has adopted a Code of Ethics under Rule 17j-1 under the Investment Company Act. The Codes of Ethics establish procedures for personal investing and restrict certain transactions. Employees subject to the Codes of Ethics may invest in securities for their personal investment accounts, including securities that may be purchased or held by the Trust.

(f)  Proxy Voting Policies

Information relating to the Trust’s proxy voting policies is incorporated by reference to the section entitled “Proxy Voting Policies and Procedures” in Part II of Part B of the BlackRock Commodity Strategies Registration Statement.

Item 13.    Control Persons and Principal Holders of Securities.

As of March 5, 2007, BlackRock Commodity Strategies owned 86.39% and BlackRock Commodity Linked Fund owned 13.61% of the beneficial interests in the Trust.

Item 14.    Investment Advisory and Other Services.

The following information supplements and should be read in conjunction with Item 5 in the Trust’s Part A.

Information relating to the investment management and other services provided to the Trust by the Manager is incorporated herein by reference from Part A of the BlackRock Commodity Strategies Registration Statement and the sub-section entitled “Management and Advisory Arrangements,” in Part I and from the section entitled “Management and Other Service Arrangements” in Part II of Part B of the BlackRock Commodity Strategies Registration Statement. The following list identifies the specific sections and sub-sections in Part A and Part B of the BlackRock Commodity Strategies Registration Statement under which the information required by Item 14 of Form N-1A may be found. Each listed section is incorporated herein by reference.

Form N-1A Item No	Sections Incorporated by Reference from Part A and Part B of the BlackRock Commodity Strategies Registration Statement
Item 14(a)	Management and Advisory Arrangements Management and Other Service Arrangements
Item 14(c)	Management and Advisory Arrangements Management and Other Service Arrangements
Item 14(d)	Management and Advisory Arrangements Management and Other Service Arrangements
Item 14(e)	Not Applicable
Item 14(f)	Not Applicable
Item 14(g)	Not Applicable
Item 14(h)	Part A—Back Cover Management and Other Service Arrangements

Each of FAMD, P.O. Box 9011, Princeton, New Jersey, 08543-9081, and BDI, 760 Moore Road, King of Prussia, Pennsylvania, 19406, each an affiliate of the Manager, acts as placement agent for the Trust pursuant to a placement agent agreement (each, a “Placement Agent Agreement”). Under the Placement Agent Agreements, FAMD and BDI receive no compensation for acting as placement agents for the Trust.

Item 15.    Portfolio Managers

Stuart Spodek and Brian Weinstein are the Trust’s co-portfolio managers and are jointly and primarily responsible for the day-to-day management of the Trust’s portfolio and the selection of its investments. Each has been the Trust’s co-portfolio manager since 2006. Information about the portfolio managers’ compensation, other accounts they manage and their ownership of Feeder Fund shares is incorporated herein by reference to the section entitled “Management and Other Advisory Services” in Part I of Part B of the BlackRock Commodity Strategies Registration Statement.

Item 16.    Brokerage Allocation and Other Practices.

Information relating to portfolio turnover and brokerage allocation for or on behalf of the Trust is incorporated herein by reference to the section entitled “Portfolio Transactions and Brokerage” in Parts I and II of Part B of the BlackRock Commodity Strategies Registration Statement.

Item 17.    Capital Stock and Other Securities.

The following information supplements and should be read in conjunction with Item 5(b) and Item 6 in the Trust’s Part A. Under the Declaration of Trust, the Trustees are authorized to issue beneficial interests in the Trust. Upon liquidation of the Trust, Feeder Funds would be entitled to share in the assets of the Trust that are available for distribution in proportion to their investment in the Trust.

The Trust is organized as a statutory trust under the laws of the State of Delaware. Each Feeder Fund is entitled to a vote in proportion to its investment in the Trust. Each Feeder Fund will participate in the earnings, dividends and assets of the Trust in accordance with their pro rata interests in the Trust. The Trust will not issue share certificates.

Each investor is entitled to a vote, with respect to matters affecting the Trust, in proportion to the amount of its investment in the Trust. Investors in the Trust do not have cumulative voting rights, and investors holding more than 50% of the aggregate beneficial interest in the Trust may elect all of the Trustees of the Trust if they choose to do so and in such event the other investors in the Trust would not be able to elect any Trustee. The Trust is not required to hold annual meetings of investors but the Trust will hold special meetings of investors when in the judgment of the Trust’s Trustees it is necessary or desirable to submit matters for an investor vote. The Trustees may elect to terminate the Trust without a vote of the interest holders.

Item 18.    Purchase, Redemption and Pricing of Securities.

The following information supplements and should be read in conjunction with Item 6 and Item 7 in the Trust’s Part A.

(a)  Purchase of Beneficial Interests in the Trust.

The net asset value of the Trust’s portfolio is determined once daily Monday through Friday as of the close of business on the New York Stock Exchange (“NYSE”) on each day the NYSE is open for trading based on prices at the time of closing. The NYSE generally closes at 4:00 p.m., Eastern time. Any assets or liabilities initially expressed in terms of non-U.S. dollar currencies are translated into U.S. dollars at the prevailing market rates as quoted by one or more banks or dealers on the day of valuation. The NYSE is not open for business on the following holidays: New Year’s Day, Martin Luther King, Jr. Day, Presidents’ Day, Good Friday, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and Christmas Day.

The aggregate net asset value of the Trust is the value of the securities held by the Trust plus any cash or other assets (including interest and dividends accrued but not yet received) minus all liabilities (including accrued expenses). Expenses, including the fee payable to the Manager, are accrued daily. Each investor in the Trust may add to or reduce its investment in the Trust on each day the NYSE is open for trading. The value of each investor’s interest in the Trust will be determined after the close of business on the NYSE by multiplying the aggregate net asset value of the Trust by the percentage, effective for that day, that represents the investor’s share of the aggregate interests in the Trust. Any additions or withdrawals to be effected on that day will then be effected. The investor’s percentage of the aggregate beneficial interests in the Trust will then be recomputed as the percentage equal to the fraction (i) the numerator of which is the value of such investor’s investment in the Trust as of the time of determination on such day plus or minus, as the case may be, the amount of any additions to or withdrawals from the investor’s investment in the Trust effected on such day, and (ii) the denominator of which is the aggregate net asset value of the Trust as of such time on such day plus or minus, as the case may be, the amount of the net additions to or withdrawals from the aggregate investments in the Trust by all investors in the Trust. The percentage so determined will then be applied to determine the value of the investor’s interest in the Trust after the close of business of the NYSE on the next determination of net asset value of the Trust.

Securities that are held by the Trust that are traded on stock exchanges or the NASDAQ Global Market are valued at the last sale price or official close price on the exchange, as of the close of business on the day the securities are being valued or, lacking any sales, at the last available bid price for long positions, and at the last available ask price for short positions. In cases where equity securities are traded on more than one exchange, the securities are valued on the exchange designated as the primary market by or under the authority of the Board of Trustees of the Trust. Long positions traded in the OTC market, NASDAQ Small Cap Market or Bulletin Board are valued at the last available bid price or yield equivalent obtained from one or more dealers or pricing services approved by the Board of Trustees of the Trust. Short positions traded in the OTC market are valued at the last available ask price. Portfolio securities that are traded both in the OTC market and on a stock exchange are valued according to the broadest and most representative market.

Options written are valued at the last sale price in the case of exchange-traded options or, in the case of options traded in the OTC market, the last ask price. Options purchased are valued at their last sale price in the case of exchange-traded options or, in the case of options traded in the OTC market, the last bid price. Swap agreements are valued daily based upon quotations from market makers. Financial futures contracts and options thereon, which are traded on exchanges, are valued at their last sale price as of the close of such exchanges. Obligations with remaining maturities of 60 days or less are valued at amortized cost unless the Manager believes that this method no longer produces fair valuations.

Repurchase agreements are valued at cost plus accrued interest. The Trust employs pricing services to provide certain securities prices for the Trust. Securities and assets for which market quotations are not readily available are valued at fair value as determined in good faith by or under the direction of the Board of Trustees of the Trust, including valuations furnished by the pricing services retained by the Trust, which may use a matrix system for valuations. The procedures of a pricing service and its valuations are reviewed by the officers of the Trust under the general supervision of the Trust’s Board of Trustees. Such valuations and procedures will be reviewed periodically by the Board of Trustees of the Trust.

Generally, trading in foreign securities, as well as U.S. government securities and money market instruments and certain fixed income securities, is substantially completed each day at various times prior to the close of business on the NYSE. The values of such securities used in computing the net asset value of the Trust’s shares are determined as of such times. Foreign currency exchange rates are generally determined as of the close of business on the NYSE. Occasionally, events affecting the values of such securities and such exchange rates may occur between the times at which they are determined and the close of business on the NYSE that may not be reflected in the computation of the Trust’s net asset value. If events (for example, a company announcement, market volatility or a natural disaster) occur during such periods that are expected to affect the value of such securities, those securities will be valued at their fair value as determined in good faith by the Trust’s Board of Trustees or by the Manager using a pricing service and/or procedures approved by the Trust’s Board of Trustees.

Beneficial interests in the Trust are issued solely in private placement transactions that do not involve any “public offering” within the meaning of Section 4(2) of the 1933 Act. Investments in the Trust may only be made by a limited number of institutional investors, including investment companies, common or commingled trust funds, group trusts, and certain other “accredited investors” within the meaning of Regulation D under the 1933 Act. This Registration Statement does not constitute an offer to sell, or the solicitation of an offer to buy, any “security” within the meaning of the 1933 Act.

There is no minimum initial or subsequent investment in the Trust. However, because the Trust intends to be as fully invested at all times as is reasonably consistent with its investment objectives and policies in order to enhance the return on its assets, investments by a Feeder Fund must be made in Federal funds (i.e., monies credited to the account of the Trust’s custodian bank by a Federal Reserve Bank).

The Trust reserves the right to stop accepting investments from any Feeder Fund or to reject any investment order.

A Feeder Fund may withdraw all or any portion of its investment in the Trust on any business day in which the NYSE is open at the net asset value next determined after a withdrawal request in proper form is received by the Feeder Fund. When a request is received in proper form, the Trust will redeem a Feeder Fund’s interests at the next determined net asset value. The Trust will make payment for all interests redeemed within seven days after receipt by the Trust of a redemption request in proper form, except as provided by the rules of the Commission. The right of a Feeder Fund to receive payment with respect to any withdrawal may be suspended or the payment of the withdrawal proceeds postponed during any period in which the NYSE is closed (other than weekends or holidays) or trading on the NYSE is restricted, or, to the extent otherwise permitted by the Investment Company Act, if an emergency exists. Investments in the Trust may not be transferred.

(b)  Fund Reorganizations.    Not applicable.

(c)  Offering Price.    Not Applicable.

Item 19.    Taxation of the Trust.

The Trust is treated as a partnership under the Internal Revenue Code of 1986, as amended (the “Code”), and, thus, is not subject to income tax. Based upon the status of the Trust as a partnership, each investor in the Trust takes into account its share of the Trust’s ordinary income, capital gain, losses, deductions and credits in determining its income tax liability. The determination of such share is made in accordance with the Code and Treasury regulations promulgated thereunder.

The Trust’s fiscal year end is November 30. Although the Trust will not be subject to Federal income tax, it will file appropriate Federal income tax returns.

It is intended that the Trust’s assets, income and distributions will be managed in such a way that an investor in the Trust will be able to satisfy the requirements of Subchapter M of the Code for qualification as a regulated investment company (“RIC”) assuming that the investor invested all of its investable assets in the Trust. Any prospective Feeder Fund that is a RIC agrees that, for purposes of determining its required distribution under Code Section 4982(a), it will account for its share of items of income, gain, loss, deduction and credit of the Trust as they are taken into account by the Trust.

Certain transactions of the Trust are subject to special tax rules of the Code that may, among other things (a) affect the character of gains and losses realized, (b) disallow, suspend or otherwise limit the allowance of certain losses or deductions, and (c) accelerate the recognition of income without a corresponding receipt of cash (with which to make the necessary distributions to satisfy distribution requirements applicable to RICs). Operation of these rules could, therefore, affect the character, amount and timing of distributions to stockholders of the Feeder Funds. Special tax rules also will require the Trust to mark-to-market certain types of positions in its portfolio (i.e. treat them as sold on the last day of the taxable year), and may result in the recognition of income without a corresponding receipt of cash. The Trust intends to monitor transactions, make appropriate tax elections and make appropriate entries in its books and records to lessen the effect of these tax rules and avoid any possible disqualification of the Feeder Funds for the special treatment afforded RICs under the Code.

If the Trust purchases shares of an investment company (or similar investment entity) organized under foreign law, a Feeder Fund, by virtue of its ownership of the Trust’s beneficial interests, will generally be treated as owning shares in a passive foreign investment company (“PFIC”) for U.S. Federal income tax purposes. The partners in the Trust, i.e. the Feeder Funds, may be subject to U.S. Federal income tax, and an interest charge (at the rate applicable to tax underpayments) on tax liability treated as having been deferred with respect to certain distributions from such a company and on gain from the disposition of the shares of such a company (collectively referred to as “excess distributions”), even if such excess distributions are paid by such Feeder Funds as a dividend to their shareholders. However, an election can be made to “mark to market” at the end of each taxable year all the shares treated as held in PFICs. If this election were made, the Feeder Funds would recognize as ordinary income any increase in the value of such shares as of the close of the taxable year over their adjusted tax basis and as ordinary loss any decrease in such value but only to the extent of previously recognized “mark-to-market” gains. With the mark-to-market election, the Feeder Funds could avoid imposition of the interest charge with respect to excess distributions from PFICs, but in any particular year might be required to recognize income in excess of the distributions it received from PFICs.

The Trust may be subject to a tax on dividend or interest income received from securities of a foreign issuer. The United States has entered into tax treaties with many foreign countries which may entitle the Trust to a reduced rate of tax or exemption from tax on such income. It is impossible to determine the effective rate of foreign tax in advance since the amount of the Trust’s assets to be invested within various countries is not known. The Trust will be subject to a U.S. withholding tax requirement with respect to the accounts of Feeder Funds which are not U.S. persons to the extent of certain types of income, such as dividend income and certain types of non-portfolio income, allocated to such non-U.S. Feeder Funds.

The Trust is managed in compliance with the provisions of the Code applicable to RICs as though such requirements were applied at the Trust level. Thus, consistent with its investment objectives, the Trust will meet the income and diversification of assets tests of the Code applicable to RICs. The Trust and the Feeder Funds have received a ruling from the Internal Revenue Service that the existing feeder funds that are RICs will be treated as owners of their proportionate shares of the Trust’s assets and income for purposes of these tests.

The Code requires a RIC to pay a non-deductible 4% excise tax to the extent that the RIC does not distribute during each calendar year 98% of its ordinary income, determined on a calendar year basis, and 98% of its net capital gain, determined, in general, on an October 31 year-end basis plus certain undistributed amounts from previous years. The Trust intends to distribute its income and capital gains to its RIC investors so as to enable such RICs to minimize imposition of the 4% excise tax. There can be no assurance that sufficient amounts of the Trust’s taxable income and capital gains will be distributed to avoid entirely the imposition of the tax on RIC investors. In such event, a RIC investor will be liable for the tax only on the amount by which it does not meet the foregoing distribution requirements.

Investors are advised to consult their own tax advisers as to the tax consequences of an investment in the Trust.

Item 20.    Underwriters.

The exclusive placement agents for the Trust are FAMD, with offices at 800 Scudders Mill Road, Plainsboro, New Jersey 08536 and BDI, with offices at 100 Bellevue Parkway, Wilmington, Delaware 19809 (the “Placement Agents”), both affiliates of the Manager. Pursuant to the Placement Agency Agreements, the Trust agrees to pay a Placement Agent’s out of pocket costs and a fee or fees as may be agreed to from time to time in writing by the Trust and a Placement Agent. Investment companies, common and commingled trust funds and similar organizations and entities may continuously invest in the Trust.

Item 21.    Calculation of Performance Data.

Not Applicable.

Item 22.    Financial Statements.

The audited financial statements of the Trust, including the report of the independent registered public accounting firm, are incorporated in this Part B by reference to the 2006 Annual Report of the BlackRock Commodity Strategies Fund. You may request a copy of the Annual Report at no charge by calling 1-800-441-7767 between 8:00 a.m. and 6:00 p.m. Eastern time, Monday to Friday.

PART C. OTHER INFORMATION

Item 23.    Exhibits.

Exhibit Number

1	(a)	—Certificate of Trust of the Registrant.(h)

	(b)	—Certificate of Amendment of Certificate of Trust. (h)

	(c)	—Certificate of Amendment of Certificate of Trust.(*)

	(d)	—Declaration of Trust of the Registrant.(h)

2		—By-Laws of the Registrant.(h)

3		—Instruments defining rights of security holders, incorporated by reference to Exhibits 1(b) and 2 above.

4	(a)	—Form of Investment Advisory Agreement between the Registrant and BlackRock Advisors, LLC.(*)

	(b)	—Form of Sub-Advisory Agreement between BlackRock Advisors, LLC and BlackRock Financial Management, Inc.(*)

	(c)	—Form of Sub-Advisory Agreement between BlackRock Advisors, LLC and BlackRock Investment Management, LLC.(*)

5		—N/A.

6		—None.

7	(a)	—Form of Custody Agreement between the Registrant and Bank of New York.(a)

8	(a)	—Amended and Restated Credit Agreement between the Registrant, a syndicate of banks and certain other parties.(b)

	(b)(1)	—Form of Placement Agency Agreement between the Registrant and FAM Distributors, Inc. (“FAMD”)(*)

	(b)(2)	—Form of Placement Agency Agreement between the Registrant and BlackRock Distributors, Inc. (“BDI”)(*)

	(c)	—Form of Subscription Agreement for the acquisition of an interest in the Registrant.(h)

	(d)	—Form of Administrative Services Agreement between the Registrant and State Street Bank and Trust Company.(f)

	(e)	—Form of Securities Lending Agency Agreement between the Registrant and QA Advisors LLC (now BlackRock Investment Management, LLC) dated August 10, 2001.(g)

9		—Omitted pursuant to Paragraph 2(b) of Instruction B of the General Instructions to Form N-1A.

10		—Not required pursuant to Form N-1A General Instructions Section B(2) (b).

11		—None.

12		—Certificate of Merrill Lynch Real Investment Fund.(h)

13		—None.

14		—None.

15		—Code of Ethics. (c)

16		—Power of Attorney.(d)

(*)	Filed herewith.
(a)	Incorporated by reference to Exhibit 7 to Post-Effective Amendment No. 13 to the Registration Statement on Form N-1A of the Asset Program, Inc. (File No. 33-53887), filed on March 21, 2002.

(b)	Incorporated by reference to Exhibit 8(b)(7) to Post-Effective Amendment No. 18 to the Registration Statement on Form N-1A of BlackRock Fundamental Growth Fund, Inc. (File No. 33-47875), filed on December 21, 2006.
(c)	Incorporated by reference to Exhibit (r) to Post-Effective Amendment No. 15 to the Registration Statement on Form N-2 of BlackRock Senior Floating Rate Fund, Inc. (File No. 333-39837), filed on November 13, 2006.
(d)	Incorporated by reference to Exhibit 16 to Post-Effective Amendment No. 5 to the Registration Statement on Form N-1A of BlackRock Commodity Strategies Fund (File No. 333-111815), filed on March 30, 2007.
(e)	Incorporated by reference to Exhibit 16 to Post-Effective Amendment No. 2 to the Registration Statement on Form N-1A of Merrill Lynch Inflation Protected Fund (File No. 333-110936) filed on March 17, 2006.
(f)	Incorporated by reference to Exhibit 8(d) to Post-Effective Amendment No. 1 to the Registration Statement on Form N-1A of Merrill Lynch Focus Twenty Fund, Inc. (File No. 333-89775) filed on March 20, 2001.
(g)	Incorporated by reference to Exhibit 8(f) to Post-Effective Amendment No. 5 to the Registration Statement on Form N-1A of Merrill Lynch Global Technology Fund, Inc. (File No. 333-32899) filed on December 4, 2003.
(h)	Filed on March 24, 2004 as an Exhibit to the Registration Statement on Form N-1A of the Registrant under the Investment Company Act of 1940 (File No. 811-21538) (the “Registration Statement”).

Item 24.    Persons Controlled By or Under Common Control With The Trust.

The Registrant does not currently control and is not under common control with any other person.

Item 25.    Indemnification.

Reference is made to Section 17(h) and (i) of the Investment Company Act of 1940, as amended (the “1940 Act”), and pursuant to Sections 8.2, 8.3 and 8.4, of Article VIII of the Registrant’s Declaration of Trust (the “Declaration of Trust”) (Exhibit 1(b) to this Registrant Statement), Trustees, officers, employees and agents of the Trust will be indemnified to the maximum extent permitted by Delaware law and the 1940 Act.

Article VIII, Section 8.1 provides, inter alia, that no Trustee, officer, employee or agent of the Registrant shall be liable to the Registrant, its Holders, or to any other Trustee, officer, employee or agent thereof for any action or failure to act (including, without limitation, the failure to compel in any way any former or acting Trustee to redress any breach of trust) except for his own bad faith, willful misfeasance, gross negligence or reckless disregard of his duties.

Article VIII, Section 8.2 of the Registrant’s Declaration of Trust provides:

The Trust shall indemnify each of its Trustees, officers, employees and agents (including persons who serve at its request as directors, officers or trustees of another organization in which it has any interest, as a shareholder, creditor or otherwise) against all liabilities and expenses (including amounts paid in satisfaction of judgments, in compromise, as fines and penalties, and as counsel fees) reasonably incurred by him in connection with the defense or disposition of any action, suit or other proceeding, whether civil or criminal, in which he may be involved or with which he may be threatened, while in office or thereafter, by reason of his being or having been such a Trustee, officer, employee or agent, except with respect to any matter as to which he shall have been adjudicated to have acted in bad faith, willful misfeasance, gross negligence or reckless disregard of his duties; provided, however, that as to any matter disposed of by a compromise payment by such Person, pursuant to a consent decree or otherwise, no indemnification either for said payment or for any other expenses shall be provided unless there has been a determination that such Person did not engage in willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his office by the court or other body approving the settlement or other disposition or, in the absence of a judicial determination, by a reasonable determination, based upon a review of readily available facts (as opposed to a full trial-type inquiry), that he did not engage in such conduct, which determination shall be made by a majority of a quorum of Trustees who are neither Interested Persons of the Trust nor parties to the action, suit or proceeding, or by written opinion from independent legal counsel approved by the Trustees. The rights accruing to any Person under these provisions shall not exclude any other right to which he may be lawfully entitled; provided that no Person may satisfy any right of indemnity or reimbursement granted herein or to which he may be otherwise entitled except out of the Trust Property. The Trustees may make advance payments in connection with indemnification under this Section 8.2; provided that any advance payment of expenses by the Trust to any Trustee, officer, employee or agent shall be made only upon the undertaking by such Trustee, officer, employee or agent to repay the advance unless it is ultimately determined that he is entitled to indemnification as above provided, and only if one of the following conditions is met:

(a)  the Trustee, officer, employee or agent to be indemnified provides a security for his undertaking; or

(b)  the Trust shall be insured against losses arising by reason of any lawful advances; or

(c)  there is a determination, based on a review of readily available facts, that there is reason to believe that the Trustee, officer, employee or agent to be indemnified ultimately will be entitled to indemnification, which determination shall be made by:

(i)  a majority of a quorum of Trustees who are neither Interested Persons of the Trust nor parties to the Proceedings; or

(ii)  an independent legal counsel in a written opinion.

Article VIII, Section 8.3 of the Registrant’s Declaration of Trust further provides:

Nothing contained in Sections 8.1 or 8.2 hereof shall protect any Trustee or officer of the Trust from any liability to the Trust or its Holders to which he would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his office. Nothing contained in Sections 8.1 or 8.2 hereof or in any agreement of the character described in Section 4.1 or 4.2 hereof shall protect any Manager to the Trust against any liability to the Trust to which he would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of his or its duties to the Trust, or by reason of his or its reckless disregard to his or its obligations and duties under the agreement pursuant to which he serves as Manager to the Trust.

As permitted by Article VIII, Section 8.6, the Registrant may insure its Trustees and officers against certain liabilities, and certain costs of defending claims against such Trustees and officers, to the extent such Trustees and officers are not found to have committed conduct constituting conflict of interest, intentional non-compliance with statutes or regulations or dishonest, fraudulent or criminal acts or omissions. The Registrant will purchase an insurance policy to cover such indemnification obligation. The insurance policy also will insure the Registrant against the cost of indemnification payments to Trustees and officers under certain circumstances. Insurance will not be purchased that protects, or purports to protect, any Trustee or officer from liability to which he would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of duty.

The Registrant hereby undertakes that it will apply the indemnification provisions of its Declaration of Trust and By-Laws in a manner consistent with Release No. 11330 of the Securities and Exchange Commission under the 1940 Act so long as the interpretation of Section 17(h) and 17(i) of such Act remain in effect and are consistently applied.

Item 26.    Business and Other Connections of The Investment Adviser.

See Item 5 in the Trust’s Part A and Item 14 in Part B of the Trust’s Registration Statement regarding the business of the Manager. Information relating to the business, profession, vocation or employment of a substantial nature engaged in by the Manager or any of its respective officers and directors during the past two years is incorporated herein by reference from Item 26 in Part C of the BlackRock Commodity Strategies Fund’s Registration Statement on Form N-1A.

Item 27.    Principal Underwriters.

FAMD and BDI act as the placement agents for the Registrant and as placement agent or as the principal underwriter for each of the following open-end investment companies: Master Basic Value Trust, BlackRock Basic Value Fund, Inc., BlackRock Basic Value Fund II, Inc., Master Value Opportunities Trust, BlackRock Value Opportunities Fund, Inc., BlackRock Balanced Capital Fund, Inc., BlackRock Global Growth Fund, Inc., BlackRock Natural Resources Trust, Merrill Lynch Ready Assets Trust, BlackRock Series Fund, Inc., Merrill Lynch U.S.A. Government Reserves, Merrill Lynch U.S. Treasury Money Fund, Quantitative Master Series Trust, BlackRock Index Funds, Inc., Global Financial Services Master Trust, BlackRock Global Financial Services Fund, Inc., BlackRock Equity Value Fund, Master Senior Floating Rate Trust, Master Bond Trust, BlackRock Bond Fund, Inc., BlackRock Developing Capital Markets Fund, Inc., BlackRock EuroFund, BlackRock Global Allocation Fund, Inc., BlackRock Global Dynamic Equity Opportunities Fund, BlackRock Global SmallCap Fund, Inc., BlackRock Global Technology Fund, Inc., BlackRock Global Value Fund, Inc., BlackRock Healthcare Fund, Inc., BlackRock Latin America Fund, Inc., BlackRock Municipal Bond Fund, Inc., BlackRock Municipal Series Trust, BlackRock Pacific Fund, Inc., BlackRock Utilities and Telecommunications Fund, Inc., BlackRock Financial Institutions Series Trust, Master Focus Twenty Trust, BlackRock Focus Twenty Fund, Inc., Master Large Cap Series Trust, BlackRock Large Cap Series Funds, Inc., BlackRock California Municipal Series Trust, BlackRock Focus Value Fund, Inc., BlackRock Fundamental Growth Fund, Inc., BlackRock Multi-State Municipal Series Trust, Merrill Lynch Retirement Series Trust, BlackRock Variable Series Funds, Inc., BlackRock World Income Fund, Inc., Managed Account Series, BlackRock Mid Cap Value Opportunities Series, Inc., Short Term-Bond Master Trust, BlackRock Short-Term Bond Series, Inc., BlackRock Funds II, BlackRock Master Trust, BlackRock Series, Inc., Master Commodity Strategies Trust, BlackRock Commodity Strategies Trust, FDP Series, Inc., Master Institutional Money Market Trust, Merrill Lynch Funds for Institution Series, BlackRock Principal Protected Trust. FAMD and BDI also act as principal underwriters for the following closed-end registered investment companies: BlackRock Senior Floating Rate Fund, Inc., BlackRock Senior Floating Rate Fund II, Inc., BlackRock Multi-Strategy Hedge Opportunities LLC, and BlackRock Multi-Strategy Hedge Advantage.

BDI currently acts as distributor for BlackRock Funds, BlackRock Liquidity Funds and BlackRock Bond Allocation Target Shares.

(b) Set forth below is information concerning each director and officer of FAMD. The principal business address of each such person is P.O. Box 9081, Princeton, New Jersey 08543-9081.

Name	Position(s) and Office(s) with FAMD	Position(s) and Office(s) With Registrant
Robert Zakem	President	None
Mitchell Cox	Director	None
Brian Hull	Director	None
John Fosina	Chief Financial Officer and Treasurer	None
Martin Byrne	Director	None
Adam Lantz	Secretary	None
Andrea Borton	Compliance Director	None

Set forth below is the information concerning each director, officer or partner of BDI. The principal business address of each such person is 760 Moore Road, King of Prussia, PA 19406. No individual listed in the chart below is an officer or employee of the Registrant.

Name	Position With BDI
Rita Adler	Chief Compliance Officer
Douglas Castagna	Controller and Assistant Treasurer
Brian Burns	Director, Chairman, CEO and President
Bruno DiStefano	Vice President
Susan Moscaritolo	Vice President
Christine Ritch	Chief Legal Officer, Assistant Secretary and Assistant Clerk
Bradley Stearns	Assistant Secretary and Assistant Clerk
Nicholas Marsini	Director
Craig Stokarski	Treasurer and Financial and Operations Principal
Steven Sunnerberg	Secretary
Michael DeNofrio	Director
John Wilson	Assistant Secretary and Assistant Clerk
Kristen Nolan	Assistant Secretary and Assistant Clerk

(c)  Not applicable.

Item 28.    Location of Accounts and Records.

All accounts, books and other documents required to be maintained by Section 31(a) of the Investment Company Act of 1940 and the rules thereunder are maintained at the offices of:

(a) Registrant, 800 Scudders Mill Road, Plainsboro, New Jersey 08536.

(b) BlackRock Advisors, LLC, 100 Bellevue Parkway, Wilmington, Delaware 19809 (records relating to its functions as Manager).

(c) BlackRock Investment Management, LLC, P.O. Box 9011 Princeton, New Jersey 08543-9011 (records relating to its functions as sub-adviser).

(d) BlackRock Financial Management, Inc., 40 East 52nd Street, New York, New York 10022 (records relating to its functions as sub-adviser).

(e) FAM Distributors, Inc., 800 Scudders Mill Road, Plainsboro, New Jersey 08536 (records relating to its functions as placement agent).

(f) BlackRock Distributors, Inc., 760 Moore Road, King of Prussia, Pennsylvania 19406 (records relating to its functions as placement agent).

Item 29.    Management Services.

Other than as set forth or incorporated by reference in Item 5 of the Trust’s Part A and Item 12 and Item 14 in Part B of the Trust’s Registration Statement, the Registrant is not a party to any management-related service contract.

Item 30.    Undertakings.

Not applicable.

SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Plainsboro, and State of New Jersey, on the 30th day of March, 2007.

MASTER COMMODITY STRATEGIES TRUST (Registrant)

By:	/S/ DONALD C. BURKE
(Donald C. Burke, Vice President and Treasurer)

INDEX TO EXHIBITS

Exhibit Number		Description

1	(c)	- Certificate of Amendment of Certificate of Trust.

4	(a)	- Form of Investment Advisory Agreement between the Registrant and BlackRock Advisors, LLC.

	(b)	- Form of Sub-Advisory Agreement between BlackRock Advisors, LLC and BlackRock Financial Management, Inc.

	(c)	– Form of Sub-Advisory Agreement between BlackRock Advisors, LLC and BlackRock Investment Management, LLC.

8	(b)(1)	- Form of Placement Agency Agreement between the Registrant and FAM Distributors, Inc. (“FAMD”).

	(b)(2)	- Form of Placement Agency Agreement between the Registrant and BlackRock Distributors, Inc. (“BDI”).